Exhibit 10.31

Amended and Restated Consulting Agreement

THIS AGREEMENT is entered into as of this 30th day of June, 2011 by and between Urigen Pharmaceuticals, Inc.. 1700 North Broadway, Suite 330, Walnut Creek, CA 94596, USA (“URGP”), and BioEnsemble, Ltd., (“BEL”).

RECITALS

WHEREAS, BEL has experience in Business Development, Strategy and Licensing in the therapeutic area of Urology.

WHEREAS, URGP wishes to continue to retain the services of BEL in developing Urological Products (hereinafter referred to as the Invention) and has resolved by corporation resolution dated June 29th, 2011 to continue this relationship.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

Section I: Services

1.	Services

BEL shall provide management and consulting services to URGP to respond to changing business needs and corporate requirements. BEL shall act in a manner that a reasonable and prudent businessperson would reasonably be expected to do in comparable circumstances and in accordance with sound first-class business and commercial practices.

2.       Reasonable Efforts

BEL shall perform the services called for under this Agreement in a reasonable and professional manner in accordance with URGP’s reasonable instructions. The manner and means by which BEL chooses to complete the Services are in BEL’s sole discretion and control.  BEL will perform the Services at a location, place and time which BEL deems appropriate.  By accepting this Agreement, BEL represents that it has no obligations or commitments that are inconsistent with this Agreement.

3.       Transfer of Responsibilities

None of URGP’s responsibilities is being transferred to BEL under this Consulting Agreement. In particular, URGP retains all product liabilities, and none of the research-related responsibilities of URGP as “Sponsor”, as defined in Title 21 of the Code of Federal Regulations, is transferred to BEL under this Consulting Agreement.

Section II: Term and Termination

1.       Term

This Agreement will remain in effect from the date listed above (the “Effective Date”), and will remain in effect until terminated or amended. Schedules A and B can be amended from time to time simply by correspondence as outlined in Section VII(6).

2.       Termination

This Agreement may be terminated by either party for any reason upon thirty (30) day written notice by the terminating party to the other party.  In the event of a termination, the date of termination (the “Date of Termination”) shall be:

(a)	deemed to be the first business day occurring after the expiration of the notice period; or

(b)
such date as is agreed upon by the parties, in the event that this Agreement is terminated by mutual consent of the parties and in accordance with the terms and conditions of any plan of termination established by the parties.

Section III: Payment

1.       Address for Payments

        BioEnsemble, Ltd.

2.       Payment

For performing services under this Agreement, BEL will be entitled to compensation commensurate with the services provided (the “Fees”), according to the terms defined in Exhibit A, and reimbursement for reasonable expenses from URGP.

URGP shall reimburse BEL for reasonable out-of-pocket expenses incurred in the performance of services under this Agreement, which are approved either verbally or in writing by URGP in advance of being incurred and for which URGP receives an appropriate invoice.

BEL shall send URGP monthly reports of Fees (the “Invoices”) and reimbursable out-of-pocket expenses incurred by BEL in connection with performing his services (the “Expense Reports”).  Upon receipt of each Invoice, URGP shall pay BEL the Fees generated by BEL hereunder. Upon receipt of each Expense Report, URGP shall reimburse BEL the amounts set forth as out-of-pocket expenses incurred by BEL hereunder.  Expense Reports will be submitted on BEL’s forms unless otherwise agreed with URGP.

Payments in respect of all approved Fees and expenses shall be made within thirty (30) days after receipt by URGP of the Invoices and/or Expense Reports.

3.	Termination: Amounts Payable

URGP shall, within thirty (30) days of the Date of Termination, pay BEL for all Fees and reimburse BEL for all expenses incurred up to the Date of Termination. Success Fees, as outlined in Schedule B, are payable up to 3 years after the Date of Termination. In the event of termination for default or breach by BEL, URGP will consider BEL to have earned Fees for services rendered through the month prior to the Date of Termination, to be paid according to Payment section III(2), except for Success Fees, as outlined in Schedule B, which are payable up to 1 year after the termination.  In the event of termination for breach by URGP, URGP will consider BEL to have earned fees for Services rendered through the Date of Termination, to be paid according to Payment section III(2), except for Success Fees, as outlined in Schedule B, which are payable up to 3 years after the termination.

Section IV: Confidentiality

Confidentiality is covered under the separate Non Disclosure Agreement dated July 1, 2009 between the parties.

Section V: Ownership and Publication of Data

BEL agrees that all data, inventions and discoveries generated as a result of the performance of the services called for under this Agreement and directly related to services rendered shall be the sole and exclusive property of URGP.

No interest, license or right, respecting any materials used and developed by BEL as consulting materials and those used in the business process of BEL and all copyright and other intellectual property rights therein, other than expressly set out herein, is granted to URGP under this Agreement by implication or otherwise.

Section VI: Indemnification and Limitation of Liability

In connection with URGP’s engagement of BEL, URGP hereby agrees to indemnify and hold harmless BEL and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them, as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by URGP, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with URGP’s engagement of BEL, or (B) otherwise relate to or arise out of BEL’s activities on URGP’s behalf under BEL’s engagement, and URGP shall reimburse any Indemnified Person for all expenses  as incurred by such Indemnified Person in connection with defending any such claim, action, suit or proceeding  in which any Indemnified Person is a party.  URGP will not, however, be responsible for any Claim that resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim.

URGP further agrees that no Indemnified Person shall have any liability to URGP for or in connection with URGP’s engagement of BEL except for any Claim incurred by URGP as a result of such Indemnified Person’s gross negligence or willful misconduct; provided however that in no event shall BEL’s liability to URGP exceed the fees paid by URGP under this Agreement.

Section VII: Force Majeure

Neither party shall be liable for any delay or failure to perform its obligations hereunder to the extent that such delay or failure is caused by a force or event beyond the control of such party, including but not limited to, war, embargoes, strikes, governmental restrictions, fire, flood, or other Acts of God; provided, however, that BEL shall use reasonable efforts to re-establish its performance of services in such an event.

Section VIII: Miscellaneous

1.	Disclaimer

URGP acknowledges that BEL will provide professional services hereunder and that the Services to be provided by BEL are based upon information supplied by both BEL and URGP.

2.	Modification and Waiver

No modification of this Agreement shall be deemed effective unless in writing and signed by each of the parties hereto, and no waiver of any right set forth herein shall be deemed effective unless in writing and signed by the party against whom enforcement of such waiver is sought.

3.	Descriptive Headings

The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

4.	Independent Contractor

BEL’s status hereunder is that of an independent contractor, and BEL has no authority to bind or act on behalf of URGP except as otherwise specifically stated herein.  BEL or its employees, agents, subcontractors or affiliates shall be responsible for the payment of any and all taxes applicable to its performance hereunder and shall not be entitled to any employee benefit plan or arrangement of URGP.

5.	Generic Drug Enforcement Act of 1992

BEL represents that it has never been debarred or convicted of a crime for which a person can be debarred, under Section 335a or 335b of the Generic Drug Enforcement Act of 1992 (Section 335a or 335b).  BEL further represents that it has never been threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 335a or b.  BEL agrees to promptly notify URGP in the event of any such debarment, conviction, threat or indictment.

6.	Notices

Any notice, demand, request or other communications hereunder will be in writing and will be deemed sufficient when delivered personally or sent by facsimile (with prompt confirmation of receipt) or upon deposit in the U.S. mail, as first class mail, with postage prepaid, and addressed to the addresses set forth below

If to URGP:

Urigen Pharmaceuticals, Inc.
1700 North Broadway, Suite 330
Walnut Creek, CA 94596
Phone: +1.925.932.0116
Fax: +1.866.816.1107

If to BEL:
Dan Vickery, President
BioEnsemble, Ltd.,
7.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

8.	Survival

Sections IV and V hereof shall survive any expiration or termination of this Agreement.

9.	Entire Agreement

This Agreement constitutes the entire agreement between the URGP and BEL and supersedes any prior understanding or representation of any kind preceding the date of this Agreement, including but not limited to the consulting agreement between the parties dated 1 July 2010. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement.

10.	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. All disputes under this Agreement shall be adjudicated in the appropriate federal or state court of the State of New Jersey.

11.	Severability

If and to the extent that any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable in a final non-appealable order, such holding shall in no way affect the validity of the remainder of this Agreement which shall nonetheless remain in full force and effect.

IN WITNESS WHEREOF, the undersigned duly authorized representatives have executed this Agreement as of the date first above written.

For Urigen Pharmaceuticals, Inc.	For BioEnsemble, Ltd.
By:	By:

/s/Dan Vickery	/s/ Dan Vickery
Dan Vickery	Dan Vickery
Chairman	President

EXHIBIT A: Fee Schedule

Pursuant to Section III.2 of the Amended and Restated Consulting Agreement dated June 29, 2011 between URGP and BEL the fees arrangement is as follows:

Capitalized terms not defined herein have the meaning ascribed to them in the Agreement.

Management Services Fees:

BEL has been under contract to provide services to URGP in the year 2010. During this period the services to URGP were neither compensated in equity or monetarily. The amount owing for that period as at 30 June 2011 is 1.3 million in shares of URGP and thirty thousand (30,000) dollars (USD).

In recognition of this and the services provided by BEL, URGP agrees to the following compensation scheme:

A. the Consultant shall be issued 1,500,000 shares of URGP and shall receive ten thousand (10,000) USD, to be issued and remitted to the Consultant by or on August 31st, 2011; and

B. staring July 1st, 2011, the Consultant shall receive the value of twenty thousand (20,000) USD monthly in the following manner:

i.	ten thousand (10,000) USD in cash, being fifty percent (50%) of the total amount; and
ii.	shares in URGP whose value total ten thousand (10,000) USD, based on market price, with a minimum of $0.10 share price.

Payment:

Consistent with section III(2) BEL will invoice for Fees for work performed monthly, and payment will be made monthly in the amount invoiced by BEL.

Note:           This Exhibit A is governed by the terms of the Consulting Agreement.  If any item in the exhibit is inconsistent with that Agreement, the terms of the exhibit will govern, but only for the services set forth in the exhibit.  Capitalized terms not defined herein have the meaning ascribed to them in the Consulting Agreement.